Banksy
(b. 1974)



Stop & Search (2020)
96 × 123 in

5% Progress

Only one other iteration of this rare Banksy masterpiece has ever come to auction before. It sold for $9.7M in '23, and now hangs in the Hirshhorn Smithsonian. We believe ours is a more commercially desirable example.

INVESTMENT THESIS

Initial Offering Price
$9,657,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price


$10.0m
$5.0m
$0.0m
06
09
12
15
18
21
24

Important Collectors and Museums



Brad Pitt
Actor, Producer



Carmelo Anthony
Professional Athlete

Price Appreciation of Similar Works
31.1%

Sharpe Ratio (2006-2022)	watch video
Banksy	▲1.39
S&P 500	0.56

INVEST NOW

Banksy

(b. 1974)

Why we like this offering

1. **Monumental Example:** This is one of the largest Banksy paintings that has ever been seen by the public. We believe the Artwork is one of Banksy's masterpieces because of its monumental scale, compelling subject, and vibrant color palette.
2. **Fresh to Market:** This work is fresh to market, coming directly from a private collection that got the work from the artist himself, one of many factors that may add to future demand.
3. **Rare Masterpiece:** Only one other iteration of this work (besides the original graffiti in London) has been seen by the public before. It sold for $9.7M in 2023 and now hangs in the Hirshhorn Smithsonian Museum. Ours has an even brighter composition and background than that example.
4. **High History of Appreciation:** Banksy works have gone up in value 96% of the time when resold at auction (across 30 sales from '07-'24).
5. **Previous Exit:** Our last Banksy exit delivered 32% annualized net returns (held 378 days). Past performance not indicative of future returns.
6. **Record Growth:** Banksy's record price growth was 58% from November 2003 to December 2024.
7. **High Auction Volume:** Banksy has sold $208M at auction over the last five years ('20-'24).
8. **High Demand on Platform:** Banksy has currently seen more offerings sell out in under 24 hours than any other artist on Masterworks.

*Previous Banksy exit and offerings not included in set of similar sales to Masterworks 453.

*Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the SEC. As such, no offer consideration is currently being solicited or accepted and any such offers may be revoked before notice of SEC qualification. Indications of interest involve no obligation. For more information visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$11,042,897	84	$21,936,000

Turnover by Year



139.9M
104.9M
69.9M
35M
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned



Sold
Unsold
128
96
64
32
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price **$9,657,000**

Offering Circular **sec.gov/edgar**

Painting








About Banksy

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

INVEST NOW

BANKSY

b. 1974, UNITED KINGDOM



$9,657,000

INITIAL OFFERING

31.1% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	60.0% ANNUAL GROWTH OF RECORD PRICE[3]
▲1.39 SHARPE RATIO[4]	14.4% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on canvas | 96 × 123 in.

The anonymous street artist Banksy has become one of the most famous living artists, rising to international fame for his subversive approach to social commentary and persisting air of mystery.

The Artwork is a monumental triptych by Banksy, which features his iconic stenciling technique and astute appropriation of art history. We believe the Artwork is one of Banksy's masterpieces because of its monumental scale, compelling subject, and vibrant color palette. Banksy paints a full-color replica of Jean-Michel Basquiat's Boy and Dog in a Johnnypump (1982) in the background of the Artwork. Like Banksy, Basquiat also began his career as an anonymous graffiti artist under the name SAMO. The "johnnypump" (slang for an open fire hydrant), dog, and Black man in Basquiat's painting pay homage to New York street culture and Black joy. By replicating Jean-Michel Basquiat's painting, Banksy critiques the social hierarchy between street art and fine art: where one is seen as criminal, the other is seen as valuable. Banksy first painted the subject of this Artwork as a mural outside the Barbican Centre in London in September, 2017, before the opening of a major Jean-Michel Basquiat exhibition at the Barbican Centre. The Barbican Centre Board decided to preserve Banksy's unauthorized collaboration behind acrylic. The mural became an added attraction for the exhibition, contributing to its major success as the most popular Basquiat show in over 35 years. The Artwork is a large-scale triptych on board, which features Basquiat's expressionist, full-color painting of a skeletal Black man with his arms up and a dog beside him. A black-and-white stencil of two police officers frisking him down and writing him up is superimposed on the painting. Banksy signs the work "Banksiat" on the lower right. Banksy's selection of Jean-Michel Basquiat's Boy and Dog in a Johnnypump (1982) is particularly significant given the recent commercial success of Basquiat's painting. The painting made headlines in 2020 when it was reported that Ken Griffin acquired the painting for over $100 million privately. Banksy and Jean-Michel Basquiat were both among the top fifteen best-selling contemporary artists (b. 1945-1974) at auction in 2024, suggesting a high demand for both of the artists' styles last year. The Artwork is fresh to market and comes directly from the private collector who acquired the work from the artist himself. The Artwork is one of Banksy's largest free-standing paintings that has ever been seen by the public. The Smithsonian's Hirshhorn Museum and Sculpture Garden's exhibition Basquiat x Banksy (September 29, 2024 to October 26, 2025), exhibits Jean-Michel Basquiat's Boy and Dog in a Johnnypump (1982) in conversation with a similar Banksy painting, Banksquiat. Boy and Dog in Stop and Search (2018), which features the same stencil and replica of Basquiat in a more muted palette. This major exhibition highlights the art historical relationship between the two artists and marks an important institutional milestone in Banksy's career. Auction records for artworks similar in scale and style are led by Devolved Parliament (2009), which sold for $12,230,208 (£9,879,500) at Sotheby's London on October 3, 2019, Banksquiat. Boy and Dog in Stop and Search (2018), which sold for $9,724,500 at Phillips New York on May 17, 2023, and Forgive us our trespassing (2011), which sold for $8,272,371 (HKD 64,112,000) at Sotheby's Hong Kong on October 6, 2020.

AUCTION RECORDS FOR ARTWORKS SIMILAR IN SCALE AND STYLE ARE LED BY DEVOLVED PARLIAMENT (2009), WHICH SOLD FOR $12,230,208 (£9,879,500) AT SOTHEBY'S LONDON ON OCTOBER 3, 2019, BANKSQUIAT. BOY AND DOG IN STOP AND SEARCH (2018), WHICH SOLD FOR $9,724,500 AT PHILLIPS NEW YORK ON MAY 17, 2023, AND FORGIVE US OUR TRESPASSING (2011), WHICH SOLD FOR $8,272,371 (HKD 64,112,000) AT SOTHEBY'S HONG KONG ON OCTOBER 6, 2020.

AUCTION RESULTS FOR SIMILAR WORKS[2]


12192774
9724500
8200788
6698400
6059810
4699398
3670167
3288420
735000
200359
98520
60984
262584
368500
355256
1/1/2008
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

The famously anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become a household name in contemporary art, rising to international fame for his subversive approach to social commentary and persisting air of mystery. Although Banksy's concealed identity leaves much of his biography open to conjecture, over the years he has shed light on relevant aspects of his adolescence. The artist recalls being expelled from school and briefly going to prison for "petty crime" as a teen. Graffiti became his outlet for self-expression when he joined the Bristol-based graffiti group DryBreadZ crew, tagging his pseudonym "Banksy" all around the city. In the late 1980s, he developed his signature stencil style inspired by the use of stencil in revolutionary propaganda throughout history and the practical time-saving nature of the technique. By the early 1990s, he had become a fixture of the British street art scene. During this decade, he met the photographer Steve Lazarides, who became Banksy's documentarian and later, his agent. Banksy's artistic practice expanded to include painting, sculpture, and film, and he held his first solo exhibition of acrylic on canvas works in an apartment in Easton, Bristol, in 1998. He moved to London around the turn of the century and retreated further into anonymity, showing his eyes on a recording for the final time in 2003. In July of that same year, his exhibition held in a former warehouse, Turf War, startled London's art world with its flagrant and dark political humor. As his anarchical reputation in the art world grew, so did the boldness of his artistic interventions. Between 2003 and 2005, he successfully installed "re-mixed" replicas of Old Master oil paintings in prestigious museums, including Tate in London, the Louvre in Paris, and the Metropolitan Museum of Art in New York, among many others. In 2010, he directed a documentary about graffiti artists titled Exit Through the Gift Shop, which received an Academy Award nomination. Banksy's achieved mainstream success allowed him to pursue larger conceptual installation works like his apocalyptic amusement park installation Dismaland (2015) in Weston-super-Mare, England. In line with his egalitarian ethos, all of Dismaland's building materials were recycled into shelters for homeless migrants after the show's closure. Given the artist's anonymity, little is known about his current whereabouts; however, Banksy remains active as an international graffiti artist and art world disruptor. His most recent intervention, a stencil of a gorilla releasing animals, appeared on the gates of the London Zoo on August 13, 2024, after nearly a week of stenciling animals around the city.

Banksy does not have any gallery representation; he is supported only by his discreet and appropriately ironic office Pest Control, which authenticates his works. Despite the artist's refusal to cooperate with the institutional art world, his widespread popularity has also led him to be the subject of numerous blockbuster traveling exhibitions, including Banky: Genius or Vandal?, and Banksy in New York. Rather than ostracize him, Banksy's unique and subversive position in the art world has made him especially desirable in the commercial market. He has an attractive history of appreciation with 96% of his works increasing in price when returning to auction (across 26 sales from 2007 to 2023). His record price growth was 60% from November 2003 to June 2024, and he has sold over $208 million at auction over the last five years (2020 to 2024). The artist's auction records are led by Love is in the Bin (2018), which sold at Sotheby's London for $25,426,401 (£18,582,000) on October 14, 2021, followed by Game Changer (2020), which sold for $23,238,686 (£16,758,000) at Christie's London on March 23, 2021, and Sunflowers from Petrol Station (2005), which sold to Masterworks 092, LLC, for $14,558,000 at Christie's in New York on November 9, 2021.




POLICE
BANKSIAT


POLICE

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Banksy with the following criteria: Works that measure over 65 inches in height or width, excluding works on cardboard and metal, Laugh Now, Love is in the Air and Balloon Girl series, vandalised oils and works without COAs. The set excludes Toxic Mary (2003) and Angel Flack Jacket (2009) for quality. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Banksy have a record price compound annual growth rate (“CAGR”) of 60.0% from November 18, 2003 to June 30, 2024. This calculation is based on (i) a record price of $1,354 on November 18, 2003, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,936,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Banksy has a risk-adjusted appreciation of 1.39. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Banksy is 14.4%, which is based on 26 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Banksy was February 7, 2007 and ending on the last date a repeat sale occurred for such artist, which in the case of Banksy was June 29, 2023. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.